EXHIBIT 20

                                                                      Contact:

                                                                GE Real Estate

                                                                   Dan Whitney
                                                                  203-961-5932
                                                         Regency Centers Corp.
                                                                   Lisa Palmer
                                                                  904-598-7636

SECURITY CAPITAL AND REGENCY CENTERS ANNOUNCE NOTICE OF SHARE REGISTRATION


SANTA FE, N.M. and JACKSONVILLE, Fla., May 14, 2003 /PRNewswire-FirstCall/ -- Security Capital Group Incorporated, an indirect wholly-owned subsidiary of General Electric Capital Corporation, and Regency Centers Corp. (NYSE: REG) announced today that Security Capital has requested that Regency file a registration statement with the Securities and Exchange Commission covering 34.3 million shares of Regency, representing all of the shares held by Security Capital. The purpose of Security Capital exercising its rights under the Registration Rights Agreement is to enhance the liquidity of its Regency shares and to facilitate any future sales of the shares. It should be noted, however, that the registration of the shares does not necessarily mean that Security Capital will sell all or any of the shares. Security Capital currently intends that, subject to market conditions and other considerations, it will sell approximately 4.7 million shares in the next 30 to 60 days. Security Capital will continue to review its investment in Regency and evaluate its plans and intentions. Regency has agreed to file a registration statement for the shares.

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3 billion. As of March 31, 2003, the Company owned 261 retail properties totaling 29.5 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

Security Capital, an indirect wholly-owned subsidiary of General Electric Capital Corporation, is an international real estate operating company.

This press release contains certain forward-looking statements under the federal securities laws. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future performance and involve certain credit risks and uncertainties, which are difficult to predict. Actual results may be


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affected by changes in global, national and local economic conditions, competitive market conditions, weather and regulatory factors, and therefore, may differ materially from what is expressed or forecast in this press release.

For More Information Contact:

For Security Capital:
Dan Whitney, GE Real Estate, 203-961-5932

For Regency:
Lisa Palmer, Regency Centers Corp., 904-598-7636